For further information, contact: Paul A. Bragg - Chairman and Chief Executive Officer

(281) 404-4700

Vantage Drilling Company Announces Updates for Sapphire Driller and Platinum Explorer

HOUSTON, TX -- (Marketwire) - 12/21/2010 -- Vantage Drilling Company ("Vantage") (NYSE AMEX: VTG.U) (NYSE AMEX: VTG) (NYSE AMEX: VTG.WS) announced today that its customer for the Sapphire Driller has advised Vantage that it believes the current political disruptions in Côte d'Ivoire constitute a force majeure event under the drilling contract. The Sapphire Driller has just completed its work offshore Gabon and was preparing to mobilize to Côte d'Ivoire when Vantage was informed that the customer would not provide the necessary logistics support to allow Vantage to mobilize to the initial well location. Vantage is working with this customer to evaluate alternatives. However, Vantage intends to vigorously preserve and defend its rights under the drilling contract.

Paul Bragg, Chairman and Chief Executive Officer, commented, "The recent developments in the Ivory Coast are unfortunate and we hope that they are quickly resolved. We are monitoring the situation closely and we are discussing other near-term contract opportunities. We are hopeful that there will be little idle time for the Sapphire Driller."

Vantage also announced that the Platinum Explorer has cleared customs and navy inspection. The drillship is currently preparing to mobilize to its first well location. Mr. Bragg commented, "We are very pleased to be in India and the ship is progressing ahead of plans. We anticipate arriving on the first well location within a week."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.